EXHIBIT 23a

We consent to the incorporation by reference in this Registration Statement of US WATS, Inc. on Form S-8 of our report dated March 28, 1997, except for Note 9 for which the date is April 29, 1997, appearing in the Annual Report on Form 10-K of US WATS, Inc. for the year ended December 31, 1996.



DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

December 12, 1997